AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (each, a “Party” and collectively, the “Parties”) amends the Existing Agreement as of September 30, 2026 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement between ALPS and the Trust dated July 11, 2024, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	Financial Investors Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Financial Investors Trust
By:	/s/Bhagesh Malde	By:	/s/Lucas Foss
Name:	Bhagesh Malde	Name:	Lucas Foss
Title:	Authorized Signatory	Title:	President

Schedule A to this Amendment Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.                    The current Schedule B is deleted in its entirety and replaced with the following:

Schedule B

Funds

Fund	Type
ALPS | CoreCommodity Natural Resources ETF	Exchange Traded Fund / CCNR
ALPS Premium Income ETF	Exchange Traded Fund / ALPI